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                                                                    Exhibit 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:                                     FOR MORE INFORMATION,
SEPTEMBER 11, 2002                              CONTACT:   ROBERT L. SCHUMACHER
                                                           AT (276) 326-9000


       FIRST COMMUNITY BANCSHARES, INC. (FCBC) AND MONROE FINANCIAL, INC.
                            ANNOUNCE MERGER AGREEMENT


         BLUEFIELD, VIRGINIA - R. Warren Ellison, Chairman of the Board of Monroe Financial, Inc. in Greenville, West Virginia, and William P. Stafford, Chairman of the Board of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com), have announced the execution of a Definitive Agreement providing for the merger of the Bank of Greenville with and into First Community Bank, N. A., headquartered in Bluefield, Virginia. The merger, which is pending regulatory approval as well as approval by the shareholders of Monroe Financial, Inc., the Parent Company of the Bank of Greenville, is expected to be completed in the Fourth Quarter of 2002. The transaction, currently valued at $2 million, will result in the Bank of Greenville becoming part of the $1.45 billion First Community Bank, N. A. which presently operates 38 full service locations throughout the three-state region of Virginia, West Virginia, and North Carolina. Chairman Ellison noted that the affiliation with First Community will provide continued opportunities for the bank in the West Virginia markets of Monroe and Summers Counties with increased lending opportunities, as well as other avenues to grow the banking operations. The Bank of Greenville was established in 1902 and Ellison noted that the new affiliation with First Community will offer the opportunity to continue the bank's local focus with strong community based decisions and enhanced product and lending opportunities.

         John M. Mendez, President & Chief Executive Officer of First Community Bancshares, noted that Joe L. Ellison, President & Chief Executive Officer of the Bank of Greenville, will remain in the Greenville market and will assume full responsibility for retail and business banking services in Monroe and Summers Counties. Greenville is a $30 million state-chartered bank with two offices located in Monroe County at Greenville and Lindside, West Virginia, and one location in Summers County, at Hinton, West Virginia.

         First Community Bancshares, Inc. is a $1.46 billion bank holding company with headquarters in Bluefield, Virginia and the Parent Company of First Community Bank, N. A.,


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also headquartered in Bluefield, Virginia. First Community Bank, N. A. operates through 38 offices in the three-state region of Virginia, West Virginia and North Carolina. First Community Bank, N. A. is also the Parent Company of United First Mortgage, Inc., which operates 11 retail mortgage offices throughout Virginia. First Community Bancshares, Inc.'s common stock is traded on the Nasdaq SmallCap Market under the symbol "FCBC."


                                   DISCLAIMER

             This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.

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